Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-205332, 333-205330, 333-205329, and 333-205327) of Baxalta Incorporated of our report dated April 10, 2015, except for earnings per common share information disclosed on the combined statement of income and in Note 1 to the combined financial statements, as to which the date is September 1, 2015, except for the change in classification of the 2014 deferred income tax balances as discussed in Note 1 to the combined financial statements, as to which the date is March 3, 2016, and except for the change in classification of the 2013 deferred income tax balances as discussed in Note 1 to the combined financial statements, as to which the date is April 7, 2016, relating to the combined financial statements of the Biopharmaceuticals Business of Baxter International Inc., which appears in this current report on Form 8-K dated April 7, 2016.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 7, 2016